Exhibit 99.1

5429 LBJ Freeway,
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
Dynamex Appoints James L. Welch President and Chief Executive Officer
October 8, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced that its Board of Directors has appointed James L. Welch to serve as President and Chief Executive Officer.
Mr. Welch will join the Company on November 1, 2008 and will immediately assume responsibility for the Company’s day-to-day operations. He will also serve on the Board of Directors and will be based at the company’s headquarters in Dallas, Texas.
“We are extremely pleased to welcome James to the company and are fortunate to have attracted a leader of his caliber and experience,” said Dynamex Chairman and current CEO, Rick McClelland. “His strong background in the transportation services industry will be a tremendous asset to Dynamex as we continue to pursue our growth initiatives. This move will allow me to focus my time on long term strategy and planning activities as well as the duties of Chairman of the Board.”
Mr. Welch, age 54, most recently provided consulting services and served as interim CEO of JHT Holdings, Inc. Prior to that, he served as President and Chief Executive Officer of Yellow Transportation, a subsidiary of YRC Worldwide, Inc., formerly Yellow Roadway, from 2000 to 2007. While serving in this capacity, Mr. Welch had responsibility for sales, operations, finance, human resources and labor relations for this $3.6 billion transportation services company with 25,000 employees and a network of 350 domestic and international service centers.
Mr. Welch has spent a majority of his career with Yellow Transportation beginning as an Account Executive in 1978 and progressed to President and Chief Executive Officer in 2000. During his 30 year tenure with Yellow Transportation, he held various positions of increasing responsibility in sales, operations, engineering and management. Mr. Welch is also member of the Board of Directors of SkyWest, Inc. (NASDAQ: SKYW), a regional airline headquartered in St. George, Utah and Spirit AeroSystems Holdings, Inc. (NYSE: SPR), a designer and manufacturer of aero-structures worldwide headquartered in Wichita, Kansas.
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Dynamex — James L. Welch Appointed CEO of Dynamex
October 8, 2008

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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